FOOD TECHnology Service, Inc.
Dedicated to Preventing Food-Borne Illness

                                                    December 19, 1997

Mr. Frank Fraser
MDS Nordion
447 March Road
Kanata, Ontario K2K 1X8

Reference:  Equity Investments in Food Technology Service, Inc.
            ---------------------------------------------------

Dear Frank:

       We acknowledge receipt of US $20,000 on December 19, 1997.

       We appreciate your participation in our organization and this letter confirms that your ability to convert this $20,000 loan into 25,000 shares at US $0.80 in the capital of FTSI be at your option.

                                          Yours very truly,
                                          FOOD TECHNOLOGY SERVICE, INC.


                                          by: /s/ Pete Ellis
                                              --------------------------------
                                              Pete Ellis, President & CEO


cc: B. Butler
    C. McGuire